Exhibit 5.1

March 29, 2017

KalVista Pharmaceuticals, Inc.

One Kendall Square

Bld 200, Ste 2203

Cambridge, MA 02139

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 filed by KalVista Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on March 29, 2017 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of (i) an aggregate of 1,284,702 shares of the Company’s Common Stock, $0.001 par value per share (the “Stock”), that are subject to issuance by the Company upon the exercise of equity awards granted or to be granted under the Company’s 2017 Equity Incentive Plan (the “2017 EIP”), (ii) an aggregate of 100,000 shares of Stock that are subject to issuance by the Company upon the exercise of equity awards to be granted under the 2017 Employee Stock Purchase Plan (the “2017 ESPP”) and (iii) an aggregate of 65,000 shares of Stock that are subject to issuance by the Company upon the exercise of stock options granted to Dr. Andreas Maetzel as a material inducement to accept his employment with the Company (the “Inducement Grant”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

1.	The Company’s Amended and Restated Certificate of Incorporation, certified by the Delaware Secretary of State on December 14, 2016 (the “Restated Certificate”).

2.	The Company’s Amended and Restated Bylaws, as certified to us as of the date hereof by an officer of the Company as being complete and in full force and effect as of the date hereof (the “Bylaws”).

3.	The Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference.

4.	The prospectus prepared in connection with the Registration Statement (the “Prospectus”).

5.	Copies of minutes of meetings and actions by written consent of the Company’s Board of Directors and the Company’s stockholders provided to us by the Company relating to the adoption, approval, authorization and/or ratification of (i) the Restated Certificate, (ii) the Bylaws, (iii) the adoption of the 2017 EIP and 2017 ESPP, (iv) the issuance of the Inducement Grant and (v) the filing of the Registration Statement and the issuance of the Stock by the Company pursuant to the Registration Statement.

6.	The stock records for the Company that the Company has provided to us (consisting of a list of stockholders and a list of option holders respecting the Company’s capital and of any rights to purchase capital stock that was prepared by the Company and provided to us as of March 24, 2017 and a certificate of the Company’s transfer agent, dated March 27, 2017 regarding the Company’s outstanding shares of common stock as of March 24, 2017).

7.	A Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated March 27, 2017, stating that the Company is qualified to do business and in good standing under the laws of the State of Delaware.

8.	An Opinion Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Opinion Certificate”).

In our examination of documents for purposes of this opinion, we have relied on the accuracy of representations to us by officers of the Company with respect to the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, and the lack of any undisclosed termination, modification, waiver or amendment to any document referenced in clause (5) above to us.

We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and the existing Delaware General Corporation Law and reported judicial decisions relating thereto.

Based upon, and subject to, the foregoing, it is our opinion that:

1. the 1,284,702 shares of Stock that may be issued and sold by the Company upon the exercise or settlement of awards granted or to be granted under the 2017 EIP, when issued, sold and delivered in accordance with the 2017 EIP and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.

2. the 100,000 shares of Stock that may be issued and sold by the Company upon the exercise or settlement of awards to be granted under the 2017 ESPP, when issued, sold and delivered in accordance with the 2017 ESPP and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.

3. the 65,000 shares of Stock that may be issued and sold by the Company upon the exercise of options granted pursuant to the Inducement Grant, when issued, sold and delivered in accordance with the applicable stock option award agreement and in the manner and for the consideration stated in the Registration Statement and relevant Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares of Stock subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, is based solely on our understanding of facts in existence as of such date and does not address any potential changes in facts, circumstance or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Sincerely,

/s/ Fenwick & West LLP

FENWICK & WEST LLP